Offer to Purchase

Exhibit B

Offer to Purchase

Alternative Investment Partners Absolute Return Fund STS

Regular Mail

PO Box 8031

Boston, MA 02266-8031

Offer to Purchase Shares

Dated October 16, 2007

Letters Of Transmittal must be

Received by Morgan Stanley AIP GP LP

by Friday, November 16, 2007.

Withdrawal Rights will expire at

12:00 Midnight, New York Time, on Friday, November 30, 2007,

unless the Offer is extended

To the Shareholders of

Alternative Investment Partners Absolute Return Fund STS:

Alternative Investment Partners Absolute Return Fund STS, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Shares up to 15% of the net assets of Alternative Investment Partners Absolute Return Fund (the “Master Fund”) pursuant to tenders by Shareholders of the Fund (“Shareholders”) at a price equal to their net asset value as of December 31, 2007. (As used in this Offer, the term “Shares,” will refer to Shares of the Fund representing a beneficial interest of ownership in the Fund.) Shareholders that desire to tender Shares for purchase must do so by 12:00 midnight, New York time on Friday, November 16, 2007 (the “Initial Notice Date”), subject to any extension of the Offer. The later of the Initial Notice Date or the latest time and date that the Fund designates as the deadline for Shareholders to tender Shares for purchase is called the “Notice Date.” Shareholders have the right to change their minds and withdraw any tenders of their Shares until 12:00 midnight, New York time, on November 30, 2007 (the “Initial Expiration Date”), or such later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer remains revocable is called the “Expiration Date.” If the Fund elects to extend the tender period, for the purpose of determining the value of the Shares tendered for purchase, the net asset value of such Shares will be determined at the close of business on the last business day of the month after the month in which the Expiration Date occurs. This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Agreement and Declaration of Trust dated as of October 27, 2005 (as it may be amended, modified or otherwise supplemented from time to time, the “Declaration of Trust”).

Shareholders should realize that the value of the Shares tendered in this Offer likely will change between August 31, 2007 (the last time net asset value was calculated) and December 31, 2007, when the value of the Shares tendered to the Fund for purchase will be determined. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through December 31, 2007, the valuation date of the Offer when the net asset value of their Shares are calculated. Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares should contact Morgan Stanley AIP GP LP, the Fund’s Master adviser (the “Adviser”), at PO Box 8031 Boston, MA 02266-8031 or an Alternative Investment Partners account representative at (800) 421-7572, Monday through Friday, except holidays, from 8:00 am to 5:00 pm Central time.

Shareholders desiring to tender Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.

Important

None of the Fund, its Adviser and its Board of Trustees makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares, and, if they choose to do so, the portion of their Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to Morgan Stanley AIP GP LP.

Alternative Investment Partners Absolute Return Fund STS

PO Box 8031

Boston, MA 02266-8031

Attn: Alternative Investment Partners Absolute Return Fund STS

Phone: (800) 421-7572
Fax: (877) 839-1119

TABLE OF CONTENTS

1.	SUMMARY TERM SHEET	5

2.	BACKGROUND AND PURPOSE OF THE OFFER	7

3.	OFFER TO PURCHASE AND PRICE	8

4.	AMOUNT OF TENDER	8

5.	PROCEDURE FOR TENDERS	9

6.	WITHDRAWAL RIGHTS	10

7.	PURCHASES AND PAYMENT	10

8.	CERTAIN CONDITIONS OF THE OFFER	11

9.	CERTAIN INFORMATION ABOUT THE FUND	12

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	13

11.	MISCELLANEOUS	13

1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

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The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to purchase Shares in an amount up to 15% of the net assets of the Master Fund. We will purchase your Shares at their net asset value (that is, the value of the Fund’s assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to tender for purchase by the Fund) calculated as of the Valuation Date (as defined below). If you desire to tender Shares for purchase, you must do so by 12:00 midnight, New York time, on Friday, November 16, 2007 (or if the Offer is extended, by any later Notice Date). You have the right to change your mind and withdraw any tenders of your Shares until 12:00 midnight New York time, on November 30, 2007 (or if the Offer is extended, until any later Expiration Date). The net asset value of Shares will be calculated for this purpose as December 31, 2007 or, if the Offer is extended, on the last business day of the month following the month in which the Expiration Date occurs (the “Valuation Date”).

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The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Shares during the Fund’s audit for its fiscal year ending December 31, 2007, which the Fund expects will be completed no later than 60 days after December 31, 2007 and that net asset value will be used to determine the final amount paid for tendered Shares.

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You may tender some or all of your Shares. If you tender some or all of your Shares and we purchase those Shares, we will give you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the net asset value of the Shares tendered (valued in accordance with the Prospectus) determined as of December 31, 2007 (or if the Offer is extended, the net asset value determined on the Valuation Date).

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The Note will be mailed to you and will entitle you to an initial payment in cash equal to at least 90% of the unaudited net asset value of the Shares (the “Initial Payment”), which will be paid to you no later than 30 days after the Valuation Date or, if we have requested withdrawals of capital indirectly from the Master Fund through AIP Absolute Return Fund LDC (the “Offshore Fund”) in which we exclusively invest in order to fund the purchase of Shares, no later than ten business days after we have received at least 90% of the aggregate amount withdrawn from such investment funds.

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The Note will also entitle you to a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (a) the net asset value of the Shares tendered and purchased as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements) over (b) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit or the determination by Morgan Stanley Alternative Investment Partners LP (as defined below) of any relevant withholding tax amounts for the year, whichever is later. See Section 7.

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If you tender less than all of your Shares, you will be required to maintain the minimum required balance of Shares with a net asset value of at least $100,000 after the purchase of Shares. In addition to those circumstances described in Section 8 in which the Fund is not required to accept tendered Shares, we reserve the right to purchase less than the amount you tender if the purchase would cause the net asset value of your remaining Shares to fall below the required balance of Shares with a net asset value of at least $100,000. See Section 4.

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If we accept the tender of any of your Shares, we will pay you the proceeds from one or more of the following sources: cash on hand, withdrawals of capital indirectly from the Master Fund through the Offshore Fund in which we exclusively invest, the proceeds of the sale of portfolio securities held by the Fund, or borrowings. See Section 7.

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Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Shares. If you desire to tender Shares for purchase, you must do so by 12:00 midnight, New York time, on November 16, 2007 (or if the Offer is extended, by any later Notice Date). You have the right to change your mind and withdraw any tenders of your Shares until 12:00 midnight New York time, on November 30, 2007 (or if the Offer is extended, until any later Expiration Date). Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Shares on or prior to December 11, 2007 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Shares after such date. See Section 6.

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If you would like us to purchase any of your Shares, you should complete, sign and either (i) mail (via certified mail return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to Morgan Stanley AIP GP LP, which serves as the Master Fund’s investment adviser (referred to herein as “Morgan Stanley AIP” or the “Adviser”) at either of the following addresses:

Overnight Delivery	Regular Mail
Alternative Investment Partners Absolute Return Fund STS	Alternative Investment Partners Absolute Return Fund STS
30 Dan Road	PO Box 8031
Canton, MA 02021	Boston, MA 02266-8031

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or (ii) fax it to Morgan Stanley AIP at (877) 839-1119, so that it is received before 12:00 midnight, New York time, on Friday, November 16, 2007. See Section 5. The value of your Shares may change between August 31, 2007 (the last time net asset value was calculated) and December 31, 2007 when the value of the Shares being purchased will be determined. See Section 3.

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As of August 31, 2007, the net asset value of the Fund was $378,947,469. If you would like to obtain the estimated net asset value of your Shares, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which the Master Fund invests, you may contact an Alternative Investment Partners account representatives at (800) 421-7572, or at the address listed on the cover page to this Offer to Purchase, Monday through Friday, except holidays, from 8:00 am to 5:00 pm Central time. See Section 3.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of this Offer is to provide liquidity to the Shareholders that hold Shares in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s Prospectus dated May 1, 2007 (as it may be amended, modified or otherwise supplemented from time to time, the “Prospectus”). The Prospectus which was provided to each Shareholder in advance of subscribing for Shares, provides that the Fund’s Board of Trustees (“Board of Trustees”) will offer to purchase Shares at the same times and in parallel with each purchase offer made by the Master Fund to its investors, including the Offshore Fund, the Cayman Islands limited duration company in which the Fund has invested the assets of the Fund. The Fund expects that the Board of Trustees will authorize the Fund to purchase Shares from Shareholders quarterly each year, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

The Fund previously offered to purchase Shares from Shareholders pursuant to written tenders, and set out below is a chart summarizing the effective dates of those offers, the aggregate amounts of Shares or portions of Shares tendered in those offers and the aggregate amounts of tendered Shares or portions of Shares accepted by the Fund for purchase.

Effective Date of Offer	Amount Tendered		Amount Accepted
June 30, 2007		$1,640,768		$1,640,768
September 30, 2007	*$	7,140,860	*$	7,140,860

*	This amount is an estimate. The net asset value as of September 30, 2007 of the Shares and portions thereof tendered pursuant to the offer is not yet available.

Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Adviser, the Board of Trustees has determined to cause the Fund to make this Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the recommendations of the Adviser. The Adviser intends to recommend to the Board of Trustees that the Fund offer to purchase Shares, on a quarterly basis each year, but the Board of Trustees may determine not to accept such recommendations from time to time.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for any Shares purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Shares that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Shares from time to time in a continuous public offering, conducted pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, in accordance with the Prospectus. The Fund currently expects that it will accept subscriptions for Shares as of the first business day of each calendar quarter, but is under no obligation to do so, and may do so more frequently as determined by the Adviser.

The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are purchased. You should also realize that although the Offer expires on November 30, 2007 (and that if you desire to tender Shares for purchase, you must do so by November 16, 2007), you remain a Shareholder of the Fund with respect to the Shares you tendered that is accepted for purchase by the Fund through December 31, 2007, when the net asset value of your Shares are calculated.

3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Shares up to 15% of the Master Fund’s net assets that are tendered by Shareholders by 12:00 midnight, New York time, on Friday, November 16, 2007 (or if the Offer is extended, by any later Notice Date), and not withdrawn (as provided in Section 6 below) prior to 12:00 midnight, New York time, on Friday, November 30, 2007 (or if the Offer is extended, prior to any later Expiration Date). The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Shares tendered for purchase will be their net asset value as of December 31, 2007 or, if the Offer is extended, on the last business day of the month following the month in which the Offer expires, such time and date being the Valuation Date, payable as set out in Section 7. The determination of the net asset value of Shares as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, Shareholders may tender some or all of their Shares. Shareholders that tender less than all of their Shares may only tender Shares up to an amount such that they maintain the minimum required capital account balance of at least $100,000 after the purchase of Shares. If a Shareholder tenders an amount that would cause the net asset value of the Shareholder’s remaining Shares to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Shareholder so that the required minimum balance is maintained or to purchase all of the Shareholder’s Shares in the Fund. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 15% of the Master Fund’s net assets (or such greater amount as the Master Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Shares in excess of 15% of the Master Fund’s net assets are duly tendered to the Master Fund prior to the Notice Date and not withdrawn prior to the Expiration Date pursuant to Section 6 below, the Master Fund will in its sole discretion either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Shares that the Master Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered prior to the Notice Date and not withdrawn prior to the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to this Offer to Purchase should send or deliver by November 16, 2007 (or if the Offer is extended, by any later Notice Date) a completed and executed Letter of Transmittal to Morgan Stanley AIP, to the attention of Alternative Investment Partners Absolute Return Fund STS, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to Morgan Stanley AIP, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by Morgan Stanley AIP, either by mail or by fax, no later than 12:00 midnight, New York time, on November 16, 2007 (or if the Offer is extended, no later than any later Notice Date).

The Fund recommends that all documents be submitted to Morgan Stanley AIP via certified mail, return receipt requested, or by facsimile transmission. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact Morgan Stanley AIP at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure of Morgan Stanley AIP to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	WITHDRAWAL RIGHTS.

The Prospectus provides that a tender of Shares may be withdrawn by a Shareholder at any time before 12:00 midnight, New York time, Friday, November 30, 2007 (or if the Offer is extended, before any later Expiration Date). Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or prior to December 11, 2007 (i.e., the date 40 business days from the commencement of the Offer), a Shareholder will also have the right to withdraw its tender of its Shares after such date. To be effective, any notice of withdrawal must be timely received by Morgan Stanley AIP at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered if and when it gives written notice to the tendering Shareholder of its election to purchase such Shares. As stated in Section 3 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of December 31, 2007, if the Offer expires on the Initial Expiration Date, and otherwise the net asset value thereof as of the last business day of the month following the month in which the Offer expires. The value of the Fund’s net assets is determined as of the close of the Fund’s business at the end of each month in accordance with the valuation policies and procedures adopted by the Board of Trustees. The Fund will not pay interest on the purchase amount.

For Shareholders that tender their Shares that are accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest-bearing non-transferable promissory note. The Note will entitle the Shareholder to receive the Initial Payment in an amount equal to at least 90% of the unaudited net asset value of the Shares tendered and accepted for purchase by the Fund, determined as of the Valuation Date, which is expected to be December 31, 2007. Payment of this amount will be made no later than 30 days after the Valuation Date or, if the Fund has requested withdrawals of its capital from the Master Fund through the Offshore Fund in order to fund the purchase of Shares, no later than ten business days after the Adviser has received at least 90% of the aggregate amount withdrawn by the Adviser from the Master Fund through the Offshore Fund. The Note will also entitle a Shareholder to receive the Post-Audit Payment, a contingent payment equal to the excess, if any, of (a) the net asset value of the Shares tendered and accepted for purchase by the Fund, determined as of the Valuation Date and based on the audited financial statements of the Fund for its fiscal year ending December 31, 2007, over (b) the Initial Payment. The Post-Audit Payment will be payable (in the manner set out below) promptly after completion of the audit of the financial statements of the Fund for its fiscal year or the determination by Morgan Stanley Alternative Investment Partners LP of any relevant withholding tax amounts for the year, whichever is later. It is anticipated that the audit of the Fund’s financial statements will be completed no later than 60 days after December 31, 2007.

The Note pursuant to which a tendering Shareholder will receive the Initial Payment and Post-Audit Payment (together, the “Cash Payment”) will be mailed directly to the tendering Shareholder. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Shareholder to an account designated by the Shareholder in the Letter of Transmittal.

The Fund will make payment for Shares it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) withdrawals of capital from the Master Fund through the Offshore Fund; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (d) possibly borrowings. Upon its acceptance of tendered Shares for purchase, the Fund will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or Shares in the investment funds that the Fund has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under the Note, as described above. None of the Fund, the Board of Trustees nor the Adviser has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Shares, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, State Street Bank and Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund’s obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Shareholders, withdrawal of capital from the investment funds in which it invests or the proceeds of the sale of securities held by the Fund.

8.	CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. In the event that the Fund so elects to extend the tender period, for the purpose of determining the purchase amount for tendered Shares, the net asset value of such Shares will be determined as of the close of business on the last business day of the month following the month in which the Offer expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund (the Fund acknowledges the military actions involving the United States in Iraq and Afghanistan and has determined, as of the date hereof, that such actions are not material to the Fund), (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; (c) the Board of Trustees determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer; or (d) the Master Fund cancels, amends or postpones its corresponding offer to purchase interests held by the Offshore Fund and other shareholders of the Master Fund.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on October 31, 2005. Subscriptions for Shares of the Fund were first accepted for investment as of September 1, 2006. The principal office of the Fund is located at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania 19428-2881 and the telephone number is (610) 260-7600. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Declaration of Trust.

None of the Fund, the Adviser and the Board of Trustees has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first business day of each calendar month and from time to time in the discretion of the Adviser), or the disposition of Shares (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Trustees or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Trustees, or to fill any existing vacancy on the Board of Trustees or to change any material term of the employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the amount offered for the purchase of Shares pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the Declaration of Trust or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Other than the acceptance of subscriptions for Shares as of September 1, 2007 and October 1, 2007, there have been no transactions involving Shares that were effected during the past 60 days by the Fund, the Adviser, any Director or any person controlling the Fund or the Adviser.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

In general, a Shareholder from which Shares are purchased by the Fund will be treated as receiving a distribution from the Fund. Such Shareholder generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Shareholder exceeds such Shareholder’s then adjusted tax basis in such Shareholder’s Shares. A Shareholder’s basis in such Shareholder’s Shares will be reduced (but not below zero) by the amount of consideration received by the Shareholder from the Fund in connection with the purchase of such Shares. A Shareholder’s basis in such Shareholder’s Shares will be adjusted for income, gain or loss allocated (for tax purposes) to such Shareholder for periods prior to the purchase of such Shares. Cash distributed to a Shareholder in excess of the adjusted tax basis of such Shareholder’s Shares is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases all of a Shareholder’s Shares, the Shareholder may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Shareholder’s then adjusted tax basis in such Shareholder’s Shares.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

Reference is made to the unaudited financial statements of the Fund for the six months ended June 30, 2007, which the Fund has prepared and furnished to Shareholders and filed with the Securities and Exchange Commission on Form N-CSR under the 1940 Act on September 7, 2007, and which are incorporated herein by reference in their entirety.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting Morgan Stanley AIP at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 Fifth Street, N.E., Washington, DC 20549.